EXHIBIT 99.1

Standard Parking Corporation Announces Strong 2012 Second Quarter Results

Company Reaffirms 2012 EPS and Free Cash Flow Guidance

CHICAGO, Aug. 8, 2012 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced second quarter 2012 results. The Company reported second quarter 2012 earnings per share of $0.26, which includes $0.16 per share of costs incurred during the quarter related to the proposed merger with Central Parking Corporation announced on February 29, 2012. First half 2012 adjusted free cash flow was $13.3 million before the impact of merger-related costs of $6.0 million. This compares to $16.3 million of adjusted free cash flow generated on the same basis during the first half of 2011.

Comments

"We are pleased with our results for the second quarter and the first half of 2012, as our underlying business continues to perform well while we continue to prepare for our proposed merger with Central Parking," said James A. Wilhelm, President and Chief Executive Officer.

"Gross profit increased 12% in the second quarter compared to last year's second quarter. A larger than usual health insurance dividend that the Company received in the second quarter of 2012 contributed five percentage points of the increase. Our location and operating profit retention rates were strong at 90% and 96%, respectively. So all in all, I'm pleased that we're continuing to successfully execute on our growth strategy, which gives us the confidence to reaffirm our 2012 guidance.

"As anticipated, the second quarter's growth of same location gross profit and paid exits at same location leases has moderated from the past few quarters, consistent with the country's recent macro-economic conditions. Same location gross profit was flat as compared to the same period last year, which also reflects the impact of the renegotiation at the end of last year of five large contracts. However, the aforementioned health dividend and a favorable year-over-year swing in prior year insurance reserves contributed to the second quarter's overall strong gross profit growth, reflecting the Company's growing expertise in the area of risk management."

Wilhelm concluded by stating, "We continue to make steady progress regarding the proposed merger with Central Parking, which is still expected to close by the end of the third quarter of 2012. Once the merger is closed, we expect to add more than 2,200 locations and approximately one million parking spaces to our portfolio. Until the transaction closes, the two companies will continue to operate independently."

Second Quarter Operating Results

Revenue of $86.8 million for the second quarter of 2012, excluding reimbursement of management contract expense, increased by 9% compared to $79.5 million in the second quarter of 2011. Both lease and management revenue contributed to the solid growth.

Gross profit increased 12% in the 2012 second quarter to $24.8 million, from $22.0 million in the same period last year. Among the factors contributing to this growth were an incremental year-over-year increase in health insurance dividends and a favorable swing in year-over-year prior year insurance reserves.

General and administrative (G&A) expenses for the 2012 second quarter were $14.9 million, an increase of 28% compared to $11.6 million in the second quarter of 2011. This increase was due primarily to $4.4 million of acquisition and merger-related costs incurred in the quarter as compared with $0.4 million of such costs in the second quarter of 2011. Partially offsetting the impact of these costs was a portion of the health insurance dividend, which reduced 2012 G&A expenses by $1.2 million.

Net income attributable to the Company was $4.2 million, or $0.26 per share, for the second quarter of 2012 compared to $4.5 million, or $0.28 per share, for the same period of 2011. Excluding the quarter's $0.16 per share of merger-related costs incurred, 2012 second quarter adjusted net income attributable to the Company would have been $6.8 million, or $0.42 per share. Similar adjustments to the 2011 second quarter net income attributable to the Company results in adjusted earnings of $0.30 per share for that quarter.

The Company generated $20.8 million of adjusted free cash flow during the second quarter of 2012 before the cash flow impact of $3.5 million from merger-related costs, as compared with $10.3 million of adjusted free cash flow generated during the second quarter of 2011, which was before a $0.2 million cash flow impact from acquisition-related costs. For the first six months of 2012, adjusted free cash flow was $13.3 million before the cash flow impact of $6.0 million from merger-related costs. For the first six months of 2011, adjusted free cash flow was $16.3 million before the cash flow impact of $0.2 million from acquisition-related costs.

Recent Developments

A special meeting of the Company's stockholders will be held on September 11, 2012 at 8:30 a.m., Chicago time, to vote on a proposal to approve the issuance of the Company's common stock in connection with the Central Parking merger. Only stockholders of record of the Company's common stock at the close of business on July 19, 2012, the record date, are entitled to vote at the special meeting. The proposed merger is conditional upon approval of the proposal by the Company's stockholders at the special meeting and also remains subject to antitrust review, consummation of financing and other customary closing conditions. The Company continues to expect the transaction to close by the end of the Company's third fiscal quarter. For further information, see the Company's definitive proxy statement filed with the SEC on August 3, 2012 in connection with the special meeting of stockholders.

Noteworthy contract activity during the quarter included:

  SP Plus® Gameday was awarded a multi-year contract to design, implement and manage a Master Parking and Traffic Plan for the new Barclay's Center in downtown Brooklyn, New York, the future home of the Brooklyn Nets NBA team.

  SP Plus® Gameday also was awarded a contract for the 2012 season of the Greek Theater in Los Angeles, California. The contract includes management of the surface parking lots as well as shuttle and VIP valet services. The Company expects to use its Click and Park online reservation system in conjunction with the parking operation.

  The Company's relationship with Mount Sinai Medical Center in New York, New York was further expanded to include the management of a newly developed parking facility that will accommodate additional staff and visitors.

First Half Results

Gross profit for the first half of 2012 increased 10% to $46.4 million from $42.2 million for the same period of 2011. The incremental 2012 benefit of the health insurance dividend contributed four percentage points of this growth. Contributing to overall gross profit growth was total same location gross profit growth of 1%.

G&A expenses in the first half of 2012 increased 31% to $29.9 million from $22.8 million in the same period last year. This increase was due primarily to first half 2012 merger-related costs of $7.6 million, as compared to $0.4 million in acquisition and merger related costs in the first half of 2011, offset by the $1.2 million 2012 health insurance dividend benefit.

Net income attributable to the Company decreased 24% to $6.4 million in 2012 as compared with $8.3 million in the first six months of 2011. Excluding the acquisition and merger related costs from the first half of both years, adjusted earnings per share for the first half of 2012 increased 30% as compared to the year ago period, from $0.53 per share in the first half of 2011 to $0.69 per share in first half of 2012.

Reaffirms 2012 Outlook

Based on year-to-date results, the Company reaffirms its full-year adjusted earnings per share guidance in the range of $1.25 to $1.35 and its full-year adjusted free cash flow guidance between $20 - $25 million. These numbers exclude year-to-date costs, as well as future revenue and costs, related to the proposed Central Parking merger.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, August 9, 2012 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. With approximately 12,000 employees, the Company manages approximately 2,200 parking facilities, containing over 1.2 million parking spaces, in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Reaffirms 2012 Outlook" and other expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "predict," "project" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction between the Company and Central Parking is not completed on a timely basis or at all; the ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that the Company or Central Parking may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to or with our competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; and the Company's ability to obtain performance bonds on acceptable terms.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

In addition, in this press release, the Company has presented non-GAAP measures of its net income, earnings per share and free cash flow for the second quarter and first half of 2012 and comparable periods of 2011 that have been adjusted to exclude costs incurred with respect to the proposed Central Parking merger as well as a large acquisition that was contemplated in 2011. As the Company does not routinely engage in transactions of the magnitude of the Central Parking merger transaction or the earlier contemplated transaction, and consequently does not regularly incur transaction-related costs with correlative size, the Company believes presenting net income, EPS and free cash flow excluding merger-related costs provides investors with additional measures of the Company's underlying operating performance. Net income excluding merger-related costs (also referred to as adjusted net income), EPS excluding merger-related costs (also referred to as adjusted EPS) and free cash flow excluding merger-related costs (also referred to as adjusted free cash flow) should not be considered as alternatives to, or more meaningful indicators of, the Company's operating performance than net income attributable to the Company, EPS or free cash flow as determined in accordance with GAAP. In addition, the Company's adjusted net income, adjusted EPS and adjusted free cash flow may not be comparable to similarly titled measures of another company.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,055	$13,220
Notes and accounts receivable, net	57,071	46,396
Prepaid expenses and supplies	3,020	2,419
Deferred taxes	2,745	2,745
Total current assets	71,891	64,780
Leasehold improvements, equipment and construction in progress, net	16,417	16,732
Advances and deposits	4,564	5,261
Long-term receivables, net	15,094	14,177
Intangible and other assets, net	9,893	9,420
Cost of contracts, net	13,304	14,286
Goodwill	132,483	132,417
Total assets	$263,646	$257,073
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,583	$44,747
Accrued and other current liabilities	35,273	41,304
Current portion of long-term borrowings	723	754
Total current liabilities	90,579	86,805
Deferred taxes	14,474	12,981
Long-term borrowings, excluding current portion	70,945	81,259
Other long-term liabilities	30,462	26,386
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized and no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,668,128 and 15,464,864 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	15	15
Additional paid-in capital	93,820	92,662
Accumulated other comprehensive loss	(312)	(318)
Accumulated deficit	(36,281)	(42,632)
Total Standard Parking Corporation stockholders' equity	57,242	49,727
Noncontrolling interest	(56)	(85)
Total equity	57,186	49,642
Total liabilities and stockholders' equity	$263,646	$257,073

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Parking services revenue:
Lease contracts	$42,414	$37,193	$79,958	$72,398
Management contracts	44,372	42,343	92,336	88,297
	86,786	79,536	172,294	160,695
Reimbursed management contract revenue	104,160	100,126	208,097	201,250
Total revenue	190,946	179,662	380,391	361,945
Cost of parking services:
Lease contracts	38,000	34,286	73,387	67,785
Management contracts	24,018	23,215	52,510	50,707
	62,018	57,501	125,897	118,492
Reimbursed management contract expense	104,160	100,126	208,097	201,250
Total cost of parking services	166,178	157,627	333,994	319,742
Gross profit:
Lease contracts	4,414	2,907	6,571	4,613
Management contracts	20,354	19,128	39,826	37,590
Total gross profit	24,768	22,035	46,397	42,203
General and administrative expenses	14,868	11,597	29,913	22,779
Depreciation and amortization	1,807	1,677	3,535	3,210
Operating income	8,093	8,761	12,949	16,214
Other expenses (income):
Interest expense	1,132	1,180	2,262	2,349
Interest income	(135)	(113)	(205)	(173)
	997	1,067	2,057	2,176
Income before income taxes	7,096	7,694	10,892	14,038
Income tax expense	2,856	3,066	4,384	5,545
Net income	4,240	4,628	6,508	8,493
Less: Net income attributable to noncontrolling interest	85	85	157	171
Net income attributable to Standard Parking Corporation	$4,155	$4,543	$6,351	$8,322
Common stock data:
Net income per share:
Basic	$0.27	$0.29	$0.41	$0.53
Diluted	$0.26	$0.28	$0.40	$0.52
Weighted average shares outstanding:
Basic	15,665,263	15,834,622	15,614,868	15,812,910
Diluted	15,900,659	16,164,114	15,860,668	16,155,272

STANDARD PARKING CORPORATION
CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED EPS
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income attributable to Standard Parking Corporation, as reported	$4,155	$4,543	$6,351	$8,322
Merger and acquisition related costs (after tax)	2,600	263	4,517	271
Adjusted net income attributable to Standard Parking Corporation	$6,755	$4,806	$10,868	$8,593

EPS, as reported	$0.26	$0.28	$0.40	$0.52
EPS attributable to merger and acquisition related costs	$0.16	$0.02	$0.29	$0.01
Adjusted EPS	$0.42	$0.30	$0.69	$0.53

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data, unaudited)

	Six Months Ended
	June 30, 2012	June 30, 2011
Operating activities:
Net income	$6,508	$8,493
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3,496	3,238
Loss (gain) on sale and abandonment of assets	41	(36)
Amortization of debt issuance costs	311	304
Non-cash stock-based compensation	863	1,313
Excess tax benefit related to stock option exercises	(221)	(220)
Provisions for losses on accounts receivable	92	95
Deferred income taxes	1,493	1,477
Change in operating assets and liabilities	(2,903)	3,838
Net cash provided by operating activities	9,680	18,502
Investing activities:
Purchase of leasehold improvements and equipment	(1,863)	(1,836)
Cost of contracts purchased	(237)	(272)
Proceeds from sale of assets	15	79
Capitalized interest	(8)	(36)
Contingent purchase payments	(46)	(231)
Net cash used in investing activities	(2,139)	(2,296)
Financing activities:
Proceeds from exercise of stock options	154	143
Repurchase of common stock	—	(431)
Earn-out payments made	(1,525)	—
Tax benefit related to stock option exercises	221	220
Payments on senior credit facility	(10,000)	(11,200)
Distribution to noncontrolling interest	(128)	(174)
Payments on long-term borrowings	(71)	(67)
Payments on capital leases	(274)	(264)
Net cash used in financing activities	(11,623)	(11,773)
Effect of exchange rate changes on cash and cash equivalents	(83)	47
(Decrease) increase in cash and cash equivalents	(4,165)	4,480
Cash and cash equivalents at beginning of period	13,220	7,305
Cash and cash equivalents at end of period	$9,055	$11,785
Supplemental disclosures:
Cash paid during the period for:
Interest	$1,779	$2,105
Income taxes	2,813	3,692

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating income	$8,093	$8,761	$12,949	$16,214
Depreciation and amortization expense	1,807	1,677	3,535	3,210
Non-cash compensation	502	817	863	1,313
Income tax paid	(2,387)	(3,214)	(2,813)	(3,692)
Income attributable to noncontrolling interest	(85)	(85)	(157)	(171)
Change in assets and liabilities	11,561	4,677	(3,114)	3,685
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,320)	(1,524)	(2,154)	(2,375)
Operating cash flow	$18,171	$11,109	$9,109	$18,184
Cash interest paid	(884)	(1,047)	(1,779)	(2,105)
Free cash flow (1)	$17,287	$10,062	$7,330	$16,079
Decrease (increase) in cash and cash equivalents	(8)	(3,502)	4,165	(4,480)
Free cash flow, net of change in cash	$17,279	$6,560	$11,495	$11,599

Sources (Uses) of cash:
Proceeds from (payments on) senior credit facility	($16,700)	($6,000)	($10,000)	($11,200)
(Payments) on other borrowings	(174)	(167)	(345)	(331)
(Payments) of debt issuance costs	--	--	--	--
Proceeds from exercise of stock options	--	16	154	143
Tax benefit related to stock option exercises	40	22	221	220
(Repurchase) of common stock	--	(431)	--	(431)
(Payments) on earn-out	(445)	--	(1,525)	--
(Payments) on acquisitions	--	--	--	--
Total sources (uses) of cash	($17,279)	($6,560)	($11,495)	($11,599)

(1) Reconciliation of Free Cash Flow and Adjusted Free Cash Flow to Consolidated Statements of Cash Flow
	Six Months Ended	Three Months Ended	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2012
Net cash provided by operating activities	$9,680	($9,109)	$18,789
Net cash (used in) investing activities	(2,139)	(825)	(1,314)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(128)	(73)	(55)
Effect of exchange rate changes on cash and cash equivalents	(83)	50	(133)
Free cash flow	$7,330	($9,957)	$17,287
Free cash flow used for merger and acquisition related costs	6,016	2,476	3,540
Adjusted free cash flow	$13,346	($7,481)	$20,827

	Six Months Ended	Three Months Ended	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2011
Net cash provided by operating activities	$18,502	$6,848	$11,654
Net cash (used in) investing activities	(2,296)	(839)	(1,457)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(174)	(84)	(90)
Effect of exchange rate changes on cash and cash equivalents	47	92	(45)
Free cash flow	$16,079	$6,017	$10,062
Free cash flow used for merger and acquisition related costs	225	12	213
Adjusted free cash flow	$16,304	$6,029	$10,275

STANDARD PARKING CORPORATION
LOCATION COUNT

	June 30, 2012	December 31, 2011	June 30, 2011
Managed facilities	1,971	1,953	1,913
Leased facilities	187	201	211
Total facilities	2,158	2,154	2,124

Definition: The Company's year over year same location gross profit statistic does not include the results of the Other segment which consists of ancillary revenue and insurance reserve adjustments related to prior years which are not specifically identifiable to an operating location.

CONTACT: G. MARC BAUMANN
         Executive Vice President and
         Chief Financial Officer
         Standard Parking Corporation
         (312) 274-2199
         mbaumann@standardparking.com